Report of Independent Registered Public
Accounting Firm

To the Board of Directors and Shareholders of the Aberdeen Indonesia Fund, Inc.

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments in securities, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in
all material respects, the financial position of the
Aberdeen Indonesia Fund, Inc. (the "Fund") as of

December 31, 2016, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public
Company Accounting Oversight Board (United
States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the
amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities as of December 31, 2016 by correspondence with the custodian, provide a reasonable basis for our
opinion.



Philadelphia, Pennsylvania
February 27, 2017